Exhibit 99.1

Hertz-Backed Oro Mobility Secures $80 Million Strategic Equity Investment to Accelerate Independent Growth

Investment positions Oro to scale its platform across driver-led and autonomous mobility models

ESTERO, Fla., October 20, 2026 – Hertz Global Holdings, Inc. (NASDAQ: HTZ) today announced that Oro Mobility has secured an $80 million strategic equity investment from a consortium of investors, including Cohen Private Ventures and certain funds or accounts affiliated with each of Certares Opportunities LLC and/or Knighthead Capital Management, LLC or an affiliate. This investment establishes Oro as a standalone growth platform, with the dedicated capital, talent, flexibility and strategic focus to scale across the evolving mobility ecosystem.

Built on Hertz's century of expertise in fleet operations, maintenance, logistics and asset management, Oro fills a critical gap in the transition from personal vehicle ownership to driver-led and autonomous fleets. Serving as the ownership, orchestration and operations layer, Oro connects vehicles, technology providers and consumer demand through a seamless operating platform. Today, Oro partners with leading mobility companies to deliver integrated solutions safely, reliably and at scale, operating approximately 45,000 vehicles across every major U.S. mobility market.

Hertz established Oro as part of its transformation strategy, leveraging its core capabilities and expertise to capture new opportunities for growth. Hertz will retain majority economic ownership of Oro and support the business as its fleet and corporate services partner, enabling Hertz to participate in Oro’s growth while Oro continues to benefit from Hertz’s operational capabilities and scale. The new capital will support the expansion of Oro’s fleet, operational infrastructure, technology capabilities, talent and strategic partnerships across rideshare rentals, driver-led fleet management and autonomous vehicle fleet management.

“At Hertz, our strategy is anchored in the belief that our century of expertise can lead a new era of mobility, and Oro is a powerful example of that in action,” said Gil West, CEO of Hertz and Executive Chairman of Oro Mobility. “As ride-hail demand expands, autonomous vehicle deployments accelerate and consumers increasingly choose mobility services over personal car ownership, demand is growing for purpose-built operators like Oro. This investment underscores the strong foundation we’ve built at Oro and the immense opportunity ahead, validating both Oro’s trajectory and Hertz’s transformation strategy.”

“The future of mobility will be powered by professionally managed fleets,” said Doria Holbrook, CEO of Oro Mobility. “As new mobility models emerge, there will be growing demand for companies that can own, finance, operate and maintain vehicles at scale while delivering safe, reliable service. Oro was built to fill that role. This investment gives us the capital, focus and strategic partners to accelerate our growth and support the evolving mobility ecosystem.”

“We believe Oro has established a differentiated position in a growing and dynamic mobility market,” said Andrew B. Cohen, Chief Investment Officer and Co-Founder of Cohen Private Ventures. “We look forward to supporting the team as they continue to scale Oro, strengthen its capabilities and deliver long-term value.”

About Oro Mobility

Oro Mobility (Oro) is a fleet platform built for the next era of mobility, connecting vehicles, technology providers and demand platforms at scale. Designed as the industry’s critical ownership, orchestration and operations layer, Oro operates across three business lines: rideshare rentals, driver-led fleet management and autonomous vehicle fleet management. Hertz Global Holdings, Inc., its majority owner, established Oro to expand beyond its core rental business. For more information about Oro, visit www.oromobility.com.

About Hertz

Hertz Global Holdings, Inc. is one of the world’s leading car rental and mobility solutions providers. Its subsidiaries, including The Hertz Corporation, and licensees operate the Hertz, Dollar, Thrifty and Firefly vehicle rental brands, with more than 11,000 rental locations in 160 countries around the globe. The Company also operates the Hertz Car Sales brand, which offers a range of quality, competitively priced used cars for sale online and at locations across the United States, and the Hertz 24/7 car-sharing business in Europe. The Company holds a majority stake in Oro Mobility, which provides integrated fleet management solutions across both driver-led and autonomous segments. For more information about Hertz, visit www.hertz.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Words such as “expect,” “will,” and “intend” and similar expressions identify forward-looking statements, which include but are not limited to statements related to our expectations with respect to our strategy, vision, operational and technology capabilities, growth prospects, forward looking investments, partnerships, and conditions in the travel or mobility industries. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including risks and uncertainties described in our risk factors that we identify in our most recent annual report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on February 26, 2026, and any updates thereto in the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K. We caution you not to place undue reliance on our forward-looking statements, which speak only as of their date, and we undertake no obligation to update this information.